Exhibit 23.1

Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-32187, 333-60578, 333-162036, 333-162037, 333-162049, 333-190626, 333-193713, and 333-199738 on Form S-8 of Diebold, Incorporated, of our report dated November 25, 2015 with respect to the consolidated balance sheets of Wincor Nixdorf Aktiengesellschaft as of September 30, 2015 and 2014 and the related consolidated statements of income, comprehensive income, cash flows and changes in group equity for each of the fiscal years in the three-year period ended September 30, 2015, which report appears in the registration statement on Form S-4/A of Diebold, Incorporated dated February 5, 2016, and is incorporated by reference in this Current Report on Form 8-K/A of Diebold, Incorporated.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Bielefeld, Germany
September 23, 2016